Exhibit 3

EXECUTION COPY

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

EC CO-INVEST I, LP

Dated as of October 30, 2015

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-ii-

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

EC CO-INVEST I, LP

This Limited Partnership Agreement of EC Co-Invest I, LP, a Delaware limited partnership (the “Partnership”), is dated as of October 30, 2015 by and among Eminence GP, LLC, a Delaware limited liability company as general partner (the “General Partner”), and the other parties who shall execute this Agreement, whether in counterpart, by separate instrument, or otherwise, and hereafter shall be admitted to the Partnership as limited partners in accordance with the provisions hereof and whose names and addresses shall, upon such admission, be reflected in the books and records of the Partnership (each, a “Limited Partner”, and together with the General Partner, the “Partners”).

WHEREAS, the Partnership was formed as a limited partnership under the Act by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on the date set forth in Section 2.01, and since its formation has been governed by the Original Agreement; and

WHEREAS, the General Partner and the Initial Limited Partner wish to amend and restate the Original Agreement in its entirety and to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree to continue the Partnership and amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101 et seq., as amended from time to time.

“Adjusted Capital Account Balance” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Increase such balance by any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5) (i.e., minimum gain); and

(b) Decrease such balance by such Partner’s share of the items described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrator” has the meaning set forth in Section 3.03(p).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Affiliate” has the meaning set forth in Section 3.05.

“Agreement” means this Amended and Restated Limited Partnership Agreement of the Partnership as may be amended, modified by supplement or restated from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

“Capital Account” has the meaning provided in Section 6.01(a).

“Capital Contribution” means the amount contributed by each Partner to the Partnership.

“Carried Interest” has the meaning provided in Section 6.02(a)(iv).

“Carrying Value” shall mean, with respect to any Partnership asset, such asset’s adjusted basis for United States federal income tax purposes, except as follows:

(i) The Carrying Value for all Partnership assets shall be adjusted to equal their respective gross fair market values, in accordance with Treasury Regulations section 1.704-1(b)(2)(iv)(f), as determined by the General Partner, as of the following times: (A) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for an Interest in the Partnership; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an Interest; (C) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); (D) in connection with the grant of an Interest in the Partnership (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a person acting in a partner capacity in anticipation of being a Partner; and (E) such other times as may be permitted under the Treasury Regulations; provided, that adjustments pursuant to clauses (A), (B), (D) and (E) above need not be made if the General Partner reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Partners;

(ii) The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner; and

(iii) The Carrying Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this clause (iii) to the extent that an adjustment pursuant to clause (i) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii).

If the Carrying Value of an asset has been determined or adjusted pursuant to clause (i) or (iii) above, such Carrying Value shall thereafter be adjusted by the amount of depreciation calculated pursuant to clause (d) of the definition of “Net Profits” and “Net Losses” rather than the amount of depreciation determined for U.S. federal tax purposes.

“Closing Date” means October 30, 2015, or such earlier or later date as may be designated by the General Partner in its sole discretion on which Limited Partners acquire Interests of the Partnership.

“Code” means the Internal Revenue Code of 1986, as from time to time amended.

“Combined Tax Rate” means, with respect to any Fiscal Year, the highest combined U.S. federal, state and local income tax rates applicable to individuals residing in New York, New York, United States of America (taking into account the character of the income), plus, if applicable, the rate of any entity level taxes applicable to the General Partner.

“Company” means a single publicly traded company that has been identified to prospective investors by the Investment Manager, or any successor company or company that has been spun out of such company.

“Confidential Information” has the meaning provided in Section 12.03.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or to influence decision making of such Person, whether through the ownership of voting securities, by contract or otherwise; “Controlling” and “Controlled” have correlative meanings.

“Covered Person” has the meaning provided in Section 3.07(a).

“Disabling Conduct” has the meaning provided in Section 3.07(a).

“Distribution Proceeds” means, on any date, the aggregate amount of all interest and cash generated and held by the Partnership pursuant to its Investments and the proceeds realized on the disposition of Investments not yet distributed, net of: (i) amounts reinvested (or to be reinvested) during the term of the Partnership pursuant to Section 6.02(e); (ii) Partnership-related expenses; (iii) cash set aside to pay current and future Partnership-related expenses; and (iv) reserves established from time to time by the General Partner.

“Eminence Funds” means other private investment funds managed by the Investment Manager or its Affiliates.

“Feeder A” means EC Co-Invest Feeder A, LP, a Delaware limited partnership formed in October, 2015.

“Feeder B” means EC Co-Invest Feeder B, LP, a Delaware limited partnership formed in October, 2015.

“Feeder Funds” means Feeder A and Feeder B.

“Feeder Fund Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of each of the Feeder Funds as may be amended, modified by supplement or restated from time to time.

“Feeder Fund Percentage” means, with respect to each Feeder Fund, as of the Closing Date, the percentage determined by the General Partner, in its capacity as general partner of each such Feeder Fund, of each partner of such Feeder Fund by dividing such partner’s capital contribution to such Feeder Fund by the total capital contributions to such Feeder Fund of all partners of such Feeder Fund as of such date.

“Fiscal Year” means the fiscal year of the Partnership which shall end on December 31 of each calendar year.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means Eminence GP, LLC or any successor general partner of the Partnership.

“Indemnified Losses” has the meaning provided in Section 3.07(a).

“Initial Limited Partner” means Ricky C. Sandler.

“Interests” means limited partnership interests of the Partnership.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Manager” has the meaning provided in Section 3.03(m).

“Investments” means securities and other financial instruments issued by or otherwise relating to the Company, including, without limitation: common stock; preferred stock; shares of beneficial interest; bonds and other fixed income investments, notes and debentures (whether subordinated, convertible or otherwise); derivative products relating to securities issued by the Company, including, without limitation: swaps, options, swaptions, warrants, repurchase agreements, reverse repurchase agreements, caps, collars, floors and forward rate agreements; and hedging transactions engaged in by the Partnership related to such securities and financial instruments.

“Limited Partner” means each limited partner of the Partnership.

“Majority-in-Interest” means Limited Partners whose Interests represent more than 50% of the aggregate Capital Contributions to the Partnership by the Limited Partners.

“Minimum Gain” shall mean (a) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with Treasury Regulations Section 1.704-2(d), or (b) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with Treasury Regulations Section 1.704-2(i).

“Net Profit or Net Loss” means for each Fiscal Year or other accounting period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for federal income tax purposes, subject to the following: (a) any income of the Partnership that is exempt from federal income taxation and not otherwise taken into account in computing Net Profit or Net Losses shall be added to such taxable income or loss; (b) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (c) upon an adjustment to the Carrying Value of any asset pursuant to the definition of Carrying Value (other than an adjustment in respect of depreciation), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (d) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Profit or Net Losses shall be an amount that bears the same ratio to such Carrying Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Profit or Net Losses); and (e) any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable under industry standards and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be treated as deductible items. Net Profit and Net Loss shall not include amounts specially allocated pursuant to Section 6.09, which shall be accounted for separately.

“Original Agreement” means the initial Limited Partnership Agreement of the Partnership, dated as of October 9, 2015.

“Other Accounts” means any Eminence Funds or any other accounts managed by the Investment Manager or its Affiliates.

“Partner Nonrecourse Debt” shall mean any nonrecourse debt of the Partnership for which any Partner bears the economic risk of loss, as determined under Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Partnership Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss, as determined under Treasury Regulations Section 1.704-2(b)(3) and Section 1.752-1(a)(2).

“Partners” means the General Partner and the Limited Partners.

“Partnership” has the meaning provided in the preamble.

“Partnership Percentage” means as of the Closing Date, the percentage in the Partnership determined by the General Partner for each Partner, by dividing the Capital Contributions to the Partnership made by each Partner, as applicable, by the total Capital Contributions to the Partnership.

“Pass-Thru Partner” has the meaning provided in Section 10.03.

“Person” means each natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.

“Reserves” means reserves for purposes of the Partnership established from time to time by the General Partner, in amounts deemed necessary by the General Partner.

“Shortfall” has the meaning provided in Section 6.03.

“Tax Advance” has the meaning provided in Section 6.03.

“Tax Matters Partner” means the General Partner.

“Transfer” has the meaning provided in Section 7.01.

“Treasury Regulations” means the rules and regulations promulgated under the Code from time to time by the United States Department of the Treasury.

Section 1.02 Rules of Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Whenever used herein, “or” shall include both the conjunctive and disjunctive, “any” shall mean “one or more,” and “including” shall mean “including without limitation.” Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. All such terms which relate to accounting matters shall be interpreted in accordance with U.S. generally accepted accounting principles in effect from time to time, except as otherwise specifically provided herein. All references herein to funds, dollars or payments shall mean United States dollars.

ARTICLE II

GENERAL PROVISIONS

Section 2.01 Formation of the Partnership. The Partnership was formed as a limited partnership under the Act by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on October 9, 2015.

Section 2.02 Partnership Name and Address. The name of the Partnership is EC Co-Invest I, LP, which name may be changed by the General Partner. The Partnership’s principal office is located at 65 East 55th Street, 25th Floor, New York, NY 10022, or at such other location as the General Partner may designate in the future. The General Partner shall promptly notify the Limited Partners of any change in the Partnership’s name or address.

Section 2.03 Registered Agent and Registered Office. The registered agent for the Partnership is National Corporate Research, Ltd. The address of the registered office of the Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The General Partner may change the registered agent of the Partnership and the location of the registered office of the Partnership to such other registered agent or location as the General Partner may determine at any time and shall promptly notify the Limited Partners of any change of the Partnership’s registered agent or registered office.

Section 2.04 Term. The term of the Partnership shall commence on the Closing Date and end on the earlier of (i) two years following the Closing Date, subject to the General Partner’s discretion to extend the term for a one-year period, in the General Partner’s sole discretion, (ii) a decision, made by the General Partner, in its sole discretion, to wind-up and subsequently dissolve the Partnership pursuant to Article IX, (iii) upon the withdrawal, bankruptcy or dissolution of the General Partner (unless at the time of the occurrence of such event there are one or more remaining general partners of the Partnership who are hereby authorized to and do elect to continue the business of the Partnership without dissolution/termination) or any other event that causes the dissolution of the Partnership under the Act; or (iv) upon the termination of the Feeder Funds. Upon the final distribution of assets, Limited Partners will cease to be Limited Partners and will have no further obligations to the Partnership, except as set forth in Section 4.02.

Section 2.05 Names and Addresses of Partners. The names and addresses of the Limited Partners shall be those set forth in the Partnership records maintained by the General

Partner. The address of the General Partner is the same as that set forth in Section 2.02 above. A Limited Partner may change its address by written notice to the General Partner, and the General Partner may change its address by written notice to the Limited Partners.

Section 2.06 Limits of Partnership. The relationship of the Partners governed by this Agreement shall be limited to the carrying on of the business of the Partnership in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited partnership for the sole and limited purpose of carrying on such business.

Section 2.07 Withdrawal of Initial Limited Partner. The Initial Limited Partner hereby withdraws from the Partnership effective as of the admission of any other Limited Partner and, thereafter, shall have no further rights, responsibilities or obligations under or in respect of this Agreement.

ARTICLE III

MANAGEMENT OF THE PARTNERSHIP

Section 3.01 Purpose. The Partnership is organized to act as a “master fund” for the purposes of investing the assets of the Feeder Funds in Investments and engaging in all activities and transactions as the General Partner may deem necessary or advisable in connection therewith, including to do such acts as are necessary or advisable in connection with the maintenance and administration of the Partnership.

Section 3.02 Management Generally. The management and conduct of business of the Partnership shall be vested exclusively in the General Partner. Except as authorized by the General Partner, the Limited Partners shall have no part in the management or the conduct of business of the Partnership, and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

Section 3.03 Authority of the General Partner. The General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 3.01, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

(a) invest the assets of the Partnership;

(b) provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;

(c) pay commissions to a broker in an amount greater than the amount another broker might charge if the General Partner determines in good faith that the amount of commissions charged by such broker is reasonable in relation to the value of the research and brokerage products and services provided by such broker; provided, however, portfolio transactions for the Partnership are allocated to brokers on the basis of best execution and in consideration of such factors as: quality of execution – accurate and timely execution; block trading and block positioning capabilities; the difficulty of execution and the ability to handle difficult trades; willingness and ability to commit capital; market intelligence regarding trading activity; the actual executed price of the security and the broker’s commission rates; research and brokerage products and services; financial stability and reputation of the broker; the operational facilities of the brokers and/or dealers involved (including back office efficiency); and confidentiality of trading activity; provided, further, any “soft dollar” arrangements shall be in compliance with the safe harbor under Section 28(e) of the Securities Exchange Act of 1934, as amended;

(d) acquire a long position or a short position with respect to any Investment and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

(e) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the U.S., and wire funds, draw checks or make other orders for the payment of monies;

(f) enter into contracts for or in connection with Investments;

(g) possess, transfer, mortgage, grant a security interest over, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments and other property and funds held or owned by the Partnership;

(h) lend any Investments, funds or other properties of the Partnership, including by entering into reverse repurchase agreements, and borrow or raise funds, including by entering into repurchase agreements, and secure the payment of obligations of the Partnership by grant of security interest, pledge or hypothecation of all or any part of the property of the Partnership;

(i) combine purchase or sale orders on behalf of the Partnership with orders for Other Accounts and allocate the Investments or other assets so purchased or sold, on an average-price basis or by any other method of fair allocation, among such accounts;

(j) enter into arrangements with brokers to open “average price” accounts, wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price, or provide for allocation using any other fair pricing method;

(k) organize one or more corporations or other entities to hold record title, as nominee or agent for the Partnership (whether alone or together with Other Accounts), to Investments or funds of the Partnership;

(l) engage personnel, whether part-time or full-time, and attorneys, independent accountants, other service providers and such other Persons as the General Partner may deem necessary or advisable;

(m) retain Eminence Capital, LP, or other Persons selected by the General Partner, to provide certain administrative and managerial services to the Partnership (Eminence Capital, LP or any such other Person providing such services from time to time being herein called the “Investment Manager”); provided, however, that the management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner;

(n) cause the Partnership to engage in agency and principal transactions with Affiliates to the extent permitted by applicable laws;

(o) maintain for the conduct of the Partnership’s affairs one or more offices;

(p) retain, in the General Partner’s discretion, any firm as the General Partner may select, at the expense of the Partnership, for the purpose of maintaining the Partnership’s books and records, calculating the Partnership’s net asset value and Partners’ Capital Account balances, assisting in the preparation of the Partnership’s financial statements and tax returns, assisting in the preparation and distribution of reports to each Limited Partner, maintaining a registry for the ownership of Interests and providing certain other administrative services to the Partnership, including, but not limited to, accounting functions (any such other Person providing such services from time to time being herein called the “Administrator”);

(q) do any and all acts on behalf of the Partnership as the General Partner may deem necessary or advisable in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any Person, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters; and

(r) authorize any member, partner, employee or other agent of the General Partner or its Affiliates or other agent of the Partnership to act for, and on behalf of, the Partnership in all matters incidental to the foregoing.

Section 3.04 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner, to the effect that it is then acting as the General Partner and upon the power and authority of the General Partner as herein set forth.

Section 3.05 Activity of the General Partner and the Investment Manager

(a) The General Partner and the Investment Manager, their respective affiliates and any of their respective members, partners, officers and employees (collectively, “Affiliates”), shall devote so much of their time to the activities of the Partnership as they deem necessary and appropriate, and none of the General Partner, the Investment Manager or their Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth in this Agreement or required by applicable law. Nothing contained in this Section 3.05 shall be deemed to preclude the General Partner, the Investment Manager or Affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing in any investments for the account of any such other business, for their own accounts, for any of their family members or for Other Accounts to which the General Partner or any of its Affiliates provide investment services. No Limited Partner shall, by reason of being a Partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the General Partner, the Investment Manager or any Affiliate from the conduct of any business other than the business of the Partnership (to the extent provided in this Agreement) or from any transaction in investments effected by the General Partner, the Investment Manager or such Affiliate for any account other than that of the Partnership.

(b) The Limited Partners acknowledge and agree that the General Partner, on behalf and in the name of the Partnership, either alone or together with others (including its Affiliates, which for purposes of this Section 3.05(b) shall include any Other Account), may acquire a “control” position in the Company, and may secure the appointment of persons to the Company’s management team or board of directors. In doing so, the Limited Partners acknowledge and agree that the General Partner (and its Affiliates, if any) may acquire fiduciary duties to the Company and to the shareholders of the Company, in addition to the fiduciary duties it owes the Partnership. Such fiduciary duties may require the General Partner (and its Affiliates, if any) to take actions that are in the best interests of the shareholders of the Company, and the General Partner shall endeavor to act in such situations in the best interests of all parties concerned in accordance with the fiduciary duties it owes to each such party. Accordingly, the Limited Partners acknowledge that situations may arise where the General Partner (and its Affiliates, if any) has a conflict of interests between the fiduciary duties (if any) that it owes to the Company and the shareholders of the Company, on the one hand, and those that it owes to the Partnership, on the other. In such situations, the General Partner shall, if possible and practicable, abstain from participating in decisions that would not be in the best interests of the Partnership.

Section 3.06 Other Matters Concerning the General Partner.

(a) The General Partner, the Investment Manager and Affiliates may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may employ and consult with attorneys, independent accountants, independent appraisers and other advisors selected by the General Partner in good faith and any opinion of any such Person as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in reliance upon such opinion.

Section 3.07 Exculpation.

(a) To the fullest extent permitted under applicable law, none of the General Partner, the Investment Manager, or any of their respective Affiliates, executors, heirs, assigns, successors, directors, principals or their respective legal representatives (each, a “Covered Person”), shall be liable to any Partner or the Partnership for (i) any acts or omissions (or alleged acts or omissions) or any error of judgment or for any losses, liabilities, damages, expenses or costs (including, without limitation, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding (including, without limitation, routine examinations, regulatory inquiries and regulatory “sweeps”) or claim (collectively, “Indemnified Losses”)) suffered, incurred and/or sustained by them in connection with the Partnership’s affairs, except those Indemnified Losses resulting from the willful misconduct, bad faith, fraud, criminal conduct or gross negligence of the Covered Person, or material breach of this Agreement by the Covered Person (collectively or individually, “Disabling Conduct”), or (ii) any acts or omissions (or alleged acts or omissions) of any broker or agent of the Partnership or any Covered Person, provided that such broker or agent was selected, engaged and retained in accordance with the standard of care set forth above. Each of the Covered Persons may consult with counsel and accountants with respect to the Partnership’s affairs and will be fully protected and justified in any action or inaction which is taken in reasonable reliance upon the advice or opinion of such counsel or accountants, provided that such counsel or accountants were selected, engaged and retained in accordance with the standard of care set forth above. The foregoing provisions, as well as the indemnification provisions set forth in Section 3.08, however, shall not be construed so as to provide for the exculpation or indemnification of any Covered Person for any liability (including liability under U.S. Federal securities laws which, under certain circumstances, impose liability even on Persons acting in good faith), to the extent (but only to the extent) that such exculpation or indemnification would be in violation of applicable law, but shall be construed so as to effectuate these provisions to the fullest extent permitted by law.

(b) Pursuant to the exculpation provision described in this Section 3.07, the Partnership (not the General Partner, the Investment Manager or any other Covered Person) shall be responsible for any Indemnified Losses resulting from trading errors and similar human errors, absent Disabling Conduct or the inability to waive or limit such Indemnified Losses under applicable law. Notwithstanding the foregoing, the Investment Manager or its Affiliates may, in their sole discretion, voluntarily reimburse the Partnership for Indemnified Losses suffered as a result of certain trade errors identified by the Investment Manager or its Affiliates.1 This Section 3.07 shall survive termination of this Agreement.

Section 3.08 Indemnification. The Partnership shall indemnify and hold harmless each Covered Person, from and against any and all Indemnified Losses suffered, incurred and/or sustained by such Covered Person by reason of (i) any acts or omissions (or alleged acts or omissions) arising out of or in connection with the Partnership’s affairs, provided that such acts or omissions (or alleged acts or omissions) upon which such Indemnified Losses were based did not constitute Disabling Conduct by such Covered Person, or (ii) any acts or omissions (or alleged acts or omissions) of any broker or agent of the Partnership or any Covered Person, provided that such broker or agent was selected, engaged and retained in accordance with the standard of care set forth above in Section 3.07(a). The Partnership shall, in the discretion of the General Partner, advance to any Covered Person reasonable attorneys’ fees and

[1]

Trading errors might include, for example, keystroke errors that occur when entering trades into an electronic trading system or typographical or drafting errors related to derivatives contracts or similar agreements. Investors should assume that trading errors (and similar errors) may occur and that the Partnership will be responsible for any resulting Indemnified Losses, even if such Indemnified Losses result from the negligence (but not gross negligence) of the Investment Manager or its affiliates.

other costs and expenses incurred in connection with the defense of any action or proceeding which arises out of such conduct or alleged conduct. In the event that such an advance is made by the Partnership, the Covered Person shall agree to reimburse the Partnership for such fees, costs and expenses, to the extent that it is finally determined that it, he or she was not entitled to indemnification in respect thereof. The indemnification terms provided herein shall not include the provision of any advances made in connection with any claim brought by the Limited Partners, nor will indemnification be provided in respect of any claim or dispute among or between the parties or personnel of the Investment Manager or its affiliates. This Section 3.08 shall survive termination of this Agreement.

Section 3.09 Payment of Certain Costs and Expenses

(a) The Partnership shall bear all of its (and those of the Feeder Funds) legal and other organizational expenses incurred in the formation of the Partnership and the Feeder Funds. The Investment Manager pays, or causes to be paid, all of its Office Overhead Expenses, such term meaning rent, supplies, secretarial expenses, telephone service expenses, printing and stationery costs, charges for furniture and fixtures and employee compensation and benefits. The term “Office Overhead Expenses” does not include investment expenses (such as commissions, research expenses, interest on margin accounts, custodial fees and other reasonable expenses related to the purchase, sale, or transmittal of Partnership assets and expenses related to the conduct of an activist campaign, proxy contests and tender offers) and does not include any legal, accounting or other professional fees, all of which shall be borne by the Partnership. The Partnership shall bear all of the ordinary and necessary expenses of its operation (and those of the Feeder Funds), including, without limitation, investment expenses, legal and accounting expenses, consultant and other service provider expenses, and similar ongoing operational expenses. Any expenses incurred for the benefit of a particular Feeder Fund may be specifically allocated to such Feeder Fund.

(b) If any of the above expenses are incurred jointly for the account of the Partnership and any Other Accounts, such expenses will be allocated among the Partnership and such Other Accounts based on the then-current relative value of such entity’s investments relating to the Company or in such other manner that the Investment Manager deems to be fair and reasonable.

ARTICLE IV

LIMITED PARTNERS

Section 4.01 No Priority. Except as otherwise described herein, no Limited Partner shall have priority over any other Limited Partner either as to the return of its Capital Contributions or as to Net Profit, Net Loss or distributions.

Section 4.02 Limitation of Liability of Limited Partners. Except as otherwise set forth herein and under the Act, no Limited Partner will have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership (except for withholding tax attributable to such Limited Partner), to any of the Partners or to the creditors of the Partnership, for the debts, liabilities, contracts, or other obligations of the Partnership or for any losses of the Partnership.

ARTICLE V

CONTRIBUTIONS

Section 5.01 Limited Partners; Capital Contributions.

(a) The Partnership is offering Interests in the Partnership to certain qualified investors, which, if admitted, will become Limited Partners of the Partnership. Interests shall not be offered, and Limited Partners shall not be admitted to the Partnership after the Closing Date.

(b) The minimum Capital Contribution is $10,000,000, subject to the discretion of the General Partner to accept lesser amounts.

ARTICLE VI

CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS

Section 6.01 Capital Accounts.

(a) There shall be established on the books and records of the Partnership capital accounts (each, a “Capital Account”), each of which corresponds to a capital account of a Feeder Fund, to which the Partnership will credit cash contributions made by, and Partnership profits allocated to (in a manner consistent with the economic arrangement (i.e., the distribution waterfall described in Section 6.02)) the Partner, and from which the Partnership will debit cash and other distributions (including deemed distributions) made, and Partnership losses allocated (in a manner consistent with the economic arrangement (i.e., the distribution waterfall described in Section 6.02)) to the Partner. It is the intention of the parties that the Capital Accounts of the Partners be kept in the manner required under Treasury Regulations Section 1.704-1(b)(2)(iv) and Section 1.704-2 and the provisions of this ARTICLE VI shall be interpreted and applied in a manner consistent therewith.

(b) The General Partner’s Capital Account shall participate in the investment program of the Partnership to the extent of its Capital Contribution.

Section 6.02 Amounts and Priority of Distributions.

(a) The General Partner shall cause the Partnership to make distributions of all available Distribution Proceeds to the General Partner and to the Feeder Funds for distribution to the partners of the Feeder Funds at such times as determined by the General Partner in its sole discretion. Each Feeder Fund shall distribute to each partner of such Feeder Fund the Distribution Proceeds attributable to such partner (determined as described below and subject to any reserves).

Subject to Section 6.03, Distribution Proceeds to be distributed by the Partnership will be first apportioned between the General Partner and the Feeder Funds pro rata based on their Partnership Percentages. Second, any Distribution Proceeds so apportioned to a Feeder Fund shall be further apportioned between the partners of such Feeder Fund pro rata based on their Feeder Fund Percentages. Third, any Distribution Proceeds so apportioned to each partner of such Feeder Fund (other than the General Partner) shall be further apportioned between such partner of such Feeder Fund and the General Partner in the following order of priority:

(i) Return of Contributed Capital: First, 100% to the Feeder Fund in respect of such partner until the cumulative amount apportioned to such partner equals the capital contribution of such partner to such Feeder Fund;

(ii) 90/10 Split: Second, (A) 90% to the Feeder Fund in respect of such partner and (B) 10% to the General Partner (this 10%, the “10% Carried Interest”) until the cumulative amounts apportioned to the Feeder Fund in respect of such partner under this clause (ii) and clause (iv) below equal an amount sufficient to provide such partner of such Feeder Fund with a cumulative return equal to the greater of (x) a 15% rate, annualized, and (y) the return on the Morgan Stanley Capital International World Index (with dividends reinvested net of withholding taxes) (the “MSCI World Index”) plus 15%, annualized, from the Closing Date on the amount of such partner’s (of such Feeder Fund) capital contribution;

(iii) Catch-Up: Third, 100% to the General Partner until the General Partner has received an amount pursuant to subclause (B) of clause (ii) above, this clause (iii) and subclause (B) of clause (iv) below that is equal to 15% of the amounts apportioned to the Feeder Fund with respect to such partner other than pursuant to clause (i) above; and

(iv) 85/15 Split: Thereafter, (A) 85% to the Feeder Fund in respect of such partner and (B) 15% to the General Partner (this 15%, the “15% Carried Interest”, together with the 10% Carried Interest and the amount distributed under clause (iii) above, the “Carried Interest”).

(b) The General Partner has waived the Carried Interest with respect to Feeder B.

(c) The amount of Distribution Proceeds apportioned to each partner of a Feeder Fund shall be distributed by the Partnership to the applicable Feeder Fund for the benefit of such partner and further distributed by the applicable Feeder Fund to such partner. At the same time, the amount of Distribution Proceeds apportioned to the General Partner shall be distributed by the Partnership to the General Partner.

(d) Any taxes withheld from, or paid over by, the Partnership or a Feeder Fund and which are determined based on the status, action or inaction of a partner of such Feeder Fund, will be deemed distributed to such Feeder Fund for the benefit of such partner of such Feeder Fund and will reduce the amount of Distribution Proceeds otherwise distributable to such partner or to the applicable Feeder Fund with respect to such partner.

(e) At any time until the end of the term of the Partnership, any amounts received by the Partnership with respect to an Investment may, in the discretion of the General

Partner, be retained by the Partnership for the purpose of making additional Investments, paying expenses of the Partnership and/or establishing Reserves. The General Partner shall use its reasonable best efforts to ensure that Distribution Proceeds are either reinvested or distributed within a reasonable period of time. While the Partnership expects to distribute cash upon making distributions, the General Partner may make such distributions in kind under the circumstances it deems appropriate. Any in-kind distributions shall be made on a pro-rata basis, and the General Partner and the Investment Manager shall make commercially reasonable efforts to implement a liquidating vehicle to assist the partners of the Feeder Funds with the liquidation of such assets.

(f) Prior to any in kind distribution, any Investment being distributed in kind shall first be written up or down to its value (as determined pursuant to Article X hereof as of the date of such distribution). Any Net Profit or Net Loss resulting from the application of the preceding sentence shall be allocated to the Partners’ respective Capital Accounts in accordance with Section 6.06 and the value of any distributed Investment (as determined pursuant to the preceding sentence) shall be debited against the Partners’ respective Capital Accounts upon a distribution of the Investment in accordance with Section 6.06.

(g) In the event of a Key Man Event (as defined in the Feeder Fund Partnership Agreements), the Partnership shall make distributions of Distribution Proceeds to give effect to such Key Man Event provisions provided that the Partnership is not then in the process of winding down and subject to applicable law.

Section 6.03 Tax Advances. To the extent Carried Interest distributed to the General Partner in any Fiscal Year is less than an amount equal to the product of (i) the taxable income allocated to the General Partner in respect of Carried Interest in respect of such Fiscal Year, and (ii) the Combined Tax Rate (the difference being referred to hereafter as a “Shortfall”), then the General Partner will be entitled to receive an advance (a “Tax Advance”) in an amount equal to such Shortfall. Tax Advances will be treated as advances of future Carried Interest, if any.

Section 6.04 Clawback. If upon the termination of the Partnership, the General Partner has received Carried Interest distributions in respect of a partner of a Feeder Fund that exceeds the amount the General Partner would have received if all distributions had been made at the time of the termination of the Partnership (but calculating the MSCI World Index and the returns in respect of such partner of such Feeder Fund after taking into account the amount and timing of distributions to the Feeder Fund in respect of such partner), the General Partner shall return to the Partnership for distribution to such partner of such Feeder Fund the lesser of (i) such excess or (ii) the amount equal to (1) the sum of (A) the amount distributed to the General Partner under Section 6.02(a)(iii) and (B) 1/3 of the amount distributed to the General Partner Section 6.02(a)(iv)(B), reduced by (2) the taxes payable by the members of the General Partner on the amount determined pursuant to subclause (1), calculated using the Combined Tax Rate.

Section 6.05 Negative Capital Accounts. Except as otherwise provided for in the Agreement, no Partner shall be required to make up a negative balance in its Capital Account, except that a Limited Partner may be required to return distributions in accordance with the Act.

Section 6.06 Allocations. Except as otherwise provided in this Agreement, Net Profit, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction of the Partnership shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, and after taking into account actual distributions made during such Fiscal Year (or portion thereof) is, as nearly as possible, equal (proportionately) to:

(i) the distributions that would be made to such Partner pursuant to Section 9.02 if the Partnership were wound up, assets were sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed in accordance with Section 6.02 (taking into account the provisions of Section 6.04) to the Partners immediately after making such allocation and subsequently dissolved, minus

(ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, minus

(iii) the amount, if any, that such Partner is obligated (or deemed obligated) to contribute, in its capacity as a Partner, to the Partnership.

Section 6.07 Adjustments to Take Account of Certain Events. If the General Partner causes the compulsory withdrawal of a Limited Partner from the Partnership, or a Limited Partner does not participate in Investments of the Partnership, the General Partner shall make such adjustments in the determination, allocation and distribution among the Partners of income, gain, loss, expense, Capital Accounts and items of income, deduction, gain, loss or credit and perform such accounting procedures as shall equitably take into account such withdrawal or non-participation and applicable provisions of law including, without limitation, the establishment of sub-accounts to segregate investments to only those Partners who participated therein. Determinations made by the General Partner in its reasonable discretion under this Section 6.07 shall be final and conclusive as to all Partners.

Section 6.08 Tax Allocations. The income, gains, losses, credits and deductions recognized by the Partnership shall be allocated among the Partners, for U.S. Federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, as nearly as possible in the same manner that each such item is allocated to the Partners’ Capital Accounts, taking into account any variation between the adjusted tax basis and book value of Partnership property in accordance with the principles of Section 704(c) of the Code.

Section 6.09 Special Allocations. Notwithstanding any other provisions of this ARTICLE VI, the following allocations shall be made in the following order:

(a) If for any Fiscal Year or other relevant period of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year or period (and, if necessary, for subsequent Fiscal Years or periods) in an amount equal to such Partner’s share of such net decrease, as determined in accordance with Treasury Regulations Sections 1.704-2(f) and (g). This Section 6.09(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) If for any Fiscal Year or other relevant period of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership income and gain for such year or period (and, if necessary, for subsequent Fiscal Years or periods) equal to such Partner’s share of such net decrease, as determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 6.09(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event that a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Partner’s Adjusted Capital Account, after taking into account the foregoing provisions of this Section 6.09(c), items of Partnership income and gain shall be specially allocated to that Partner in an amount and manner sufficient to eliminate the deficit balance as quickly as possible; provided, that an allocation pursuant to this Section 6.09(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account deficit after all other allocations provided for in this ARTICLE VI have been tentatively made as if this Section 6.09(c) were not in this Agreement. It is intended that this Section 6.09(c) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d) If during any Fiscal Year or other relevant period of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year or period equal to such Partner’s share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations. Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be allocated among the Partners pro rata in accordance with their relative Capital Contributions.

(e) No Partner shall be allocated Net Loss in any Fiscal Year which would cause such Partner’s Adjusted Capital Account balance to be less than zero. Net Loss which would be allocated to a Partner but for the preceding sentence shall (subject to the limitation in the preceding sentence) be reallocated among the other Partners pro rata in accordance with their positive Adjusted Capital Account balances.

(f) The allocations set forth in this Section 6.09 are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, any allocation made under this Section 6.09 be offset with special allocations. Therefore, notwithstanding any other provisions of this ARTICLE VI (other than this Section 6.09), the General Partner shall make such offsetting special allocations in whatever manner it determines reasonably appropriate so that, after such offsetting allocations are made, each Partner’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted

Capital Account balance such Partner would have had if the allocations set forth in this Section 6.09 were not part of the Agreement and all Partnership items were allocated pursuant to the remaining sections of Section 6.06.

Section 6.10 Withholding.

(a) The General Partner may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Partnership is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Partner’s distributive share of the Partnership’s items of gross income, income, gain or gross sale or disposition proceeds.

(b) For purposes of this Agreement, any taxes so withheld or paid over by the Partnership, or withheld from the Partnership, with respect to a Partner’s distributive share of the Partnership’s gross income, income, gain or gross sale or disposition proceeds shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner. If the Partnership is required to pay over any withholding or other taxes as provided in this Section 6.09 with respect to a Limited Partner as to whom there are insufficient distributable amounts to pay such Limited Partner’s allocable share of such withholding or other taxes, the General Partner shall promptly notify such Limited Partner of the amount of withholding or other taxes due from such Limited Partner (i.e., the amount by which the Limited Partner’s allocable share of such withholding or other taxes exceeds the amount otherwise distributable to such Limited Partner) and the date (the “Due Date”) such taxes are required to be paid by the Partnership to the relevant taxing authorities. Such Limited Partner shall pay to the Partnership its allocable share of such taxes no later than the later of (i) two Business Days before the Due Date of the relevant withholding or other tax or (ii) ten Business Days after notice was sent to the Limited Partner as described above. If the Limited Partner fails to pay its allocable share of the withholding or other taxes by the date described in the preceding sentence (the “Payment Date”), (i) such amount shall bear interest from the Payment Date until the date actually paid at a rate equal to the Partnership’s cost of borrowing, if any, at such time, (ii) the Partnership shall be entitled to collect such sum from amounts otherwise distributable to such Limited Partner pursuant to Section 6.02 and (iii) the Partnership may exercise any and all rights and remedies to collect such sum from such Limited Partner that a creditor would have to collect a debt from a debtor under applicable law. Any payment made by a Limited Partner to the Partnership pursuant to this Section 6.09(b) shall not constitute a Capital Contribution.

(c) The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE VII

WITHDRAWALS; TRANSFERS

Section 7.01 Withdrawals and Transfers.

(a) No Partner may voluntarily withdraw or retire from the Partnership.

(b) Without the prior written consent of the General Partner, which may be granted or withheld in its sole and absolute discretion, (i) a Limited Partner may not sell, transfer, assign, pledge, grant a security interest over, hypothecate or otherwise dispose (collectively, a “Transfer”) of all or any portion, whether voluntary or otherwise, of its Interest and (ii) no pledgee, secured creditor, assignee, purchaser or transferee may be admitted as a substitute Limited Partner. Notwithstanding the foregoing, the General Partner may substitute in its stead as General Partner any Affiliate or any entity which has, by merger, consolidation or otherwise, acquired substantially all of its assets; provided, further, that prior to any withdrawal, retirement or Transfer, the General Partner shall consult with counsel to the Partnership to ensure that such withdrawal, retirement or Transfer will not cause the Partnership to be treated as a publicly traded partnership taxable as a corporation for Federal tax purposes. Any assignment of the obligations of the General Partner under this Agreement, as determined by reference to the Advisers Act, shall require the consent of Limited Partners constituting a Majority-in-Interest. The withdrawal of a Limited Partner from the Partnership (other than the last remaining Limited Partner), shall not dissolve the Partnership.

Section 7.02 Required Withdrawals. The General Partner may terminate a Limited Partner’s Interest and cause the compulsory withdrawal of a Limited Partner from the Partnership if the General Partner determines in its sole discretion, exercised in good faith, that the continued participation of a Limited Partner may adversely affect the Partnership (including for any tax, regulatory or other reasons). A Limited Partner whose Interest is terminated pursuant to this Section 7.02 shall have no limited partner rights after the close of business on the date on which such Interest is terminated (except the right to receive the distribution proceeds in respect of such termination). A Limited Partner whose Interest is terminated pursuant to this Section 7.02 shall be entitled to receive, within a reasonable time following its termination (to the extent cash is available), the amount such Limited Partner would have received upon termination of the Partnership on such date if the Partnership had disposed of all of its assets for their fair market value, with the fair market value of the Partnership’s assets being determined in accordance with Article XI; provided, however that the General Partner shall not be required to sell Partnership assets to pay the amounts due to such Limited Partner if the General Partner determines that it would not be reasonably practicable, or would be prejudicial to the Partners or the Partnership as a whole, to sell such assets.

ARTICLE VIII

DEATH, PERMANENT DISABILITY, BANKRUPTCY, ETC.

Section 8.01 Bankruptcy or Dissolution of the General Partner. In the event of the bankruptcy or dissolution of the General Partner or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership, the Partnership shall be dissolved and wound up as provided in Article IX, unless the General Partner ceases to be the general partner pursuant to Section 7.01 or the business of the Partnership is continued pursuant to Section 9.01(b).

Section 8.02 Death, Permanent Disability, Bankruptcy, Etc. In the event of the death, permanent disability (which shall be determined by the General Partner in its discretion), bankruptcy, insolvency or dissolution of a Limited Partner, the executor, administrator, trustee, committee or other legal representative of such Limited Partner shall succeed to the rights and obligations of such Limited Partner including, without limitation, the right to receive allocations, distributions and reports hereunder, and may be admitted, in the sole discretion of the General Partner and with its prior written consent in accordance with Section 7.01(b), into the Partnership as a Limited Partner in the place and stead of such Limited Partner in accordance with Section 7.01. Any Transfer by such executor, administrator, trustee, committee or other legal representative of all of any part of the Interest of any such Limited Partner shall be governed by the provisions of Section 7.01. The death, permanent disability, bankruptcy, insolvency or dissolution of a Limited Partner shall not, in and of itself, dissolve or terminate the Partnership.

ARTICLE IX

DISSOLUTION OF THE PARTNERSHIP

Section 9.01 Dissolution. The Partnership shall be dissolved, and the Partnership’s affairs shall be wound up upon the first to occur of any of the following events:

(a) the expiration of the term of the Partnership as provided in Section 2.04;

(b) the withdrawal, bankruptcy, or dissolution of the General Partner, or the occurrence of any other event under the Act that causes the General Partner to cease to be a general partner of the Partnership, unless at the time of the occurrence of such event there are one or more remaining general partners of the Partnership who are hereby authorized to and do elect to continue the business of the Partnership without dissolution/termination;

(c) a decision, made by the General Partner in its sole discretion, to dissolve the Partnership; or

(d) the entry of a decree of judicial dissolution of the Partnership pursuant to law.

Section 9.02 Distribution Upon Dissolution. Upon the dissolution of the Partnership, the General Partner (or, if dissolution of the Partnership should occur by reason of

Section 9.01(b), a duly elected liquidating trustee designated by a Majority-in-Interest of Limited Partners) shall proceed, subject to the provisions herein, to liquidate the Partnership and apply the proceeds of such liquidation, or, in its sole discretion, to distribute Partnership assets, in the following order of priority:

(a) First, to creditors in satisfaction of debts and liabilities of the Partnership;

(b) Second, pursuant to Section 6.02.

For the purpose of this Section 9.02, all unrealized gains and losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

Section 9.03 Distributions in Liquidation. Upon the dissolution of the Partnership, the General Partner, or the liquidating trustee, as the case may be, shall use its commercially reasonable efforts to liquidate all of the Partnership assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 9.02, or if, in the good faith business judgment of the General Partner, or the liquidating trustee, as the case may be, a Partnership asset should not be liquidated or cannot be liquidated, the General Partner or liquidating trustee, as the case may be, shall allocate, on the basis of the value of any Partnership assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Partners’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in accordance with Section 9.02.

Section 9.04 Time for Liquidation, Etc. After the expiration of the term of the Partnership, a reasonable time period shall be allowed for the orderly winding-up and liquidation of the assets of the Partnership and the discharge of liabilities to creditors and the General Partner shall liquidate and distribute all of the Partnership’s assets and discharge the liabilities of creditors in such manner that the General Partner determines to be reasonably practicable over such period. The provisions of this Agreement shall remain in full force and effect during the period of winding-up and until the filing of a Certificate of Cancellation of the Certificate of Limited Partnership.

Section 9.05 Termination. Upon completion of the foregoing, the General Partner or the liquidating trustee, as the case may be, shall execute, acknowledge and cause to be filed a Certificate of Cancellation of the Certificate of Limited Partnership.

Section 9.06 General Partner Not Personally Liable for Return of Capital Contributions. Neither the General Partner nor any other Covered Person shall be personally liable for the return of the Capital Contributions of any Partner, and such return shall be made solely from available Partnership assets, if any, and each Partner hereby waives any and all claims it may have against the General Partner or any other Covered Person in this regard.

ARTICLE X

TAX RETURNS; REPORTS AND NOTIFICATIONS TO PARTNERS

Section 10.01 Independent Auditors. The financial statements of the Partnership shall be audited by an independent certified public accountant selected by the General Partner as of the end of each Fiscal Year of the Partnership.

Section 10.02 Filing of Tax Returns. The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. Federal information tax return in compliance with Section 6031 of the Code, and any required U.S. state and local income tax and information returns for each tax year of the Partnership.

Section 10.03 Tax Matters. The General Partner will use commercially reasonable efforts to not cause the Partnership to enter into any transaction with Partnership assets that would cause a Partner to be treated as a party to a “listed transaction” or a “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code).” Notwithstanding the foregoing, the General Partner may cause the Partnership to enter into any activity, investment or transaction that involves one or more “notional principal contracts” and other transactions which it reasonably believes are not “listed transactions,” and may file, upon the advice of its accountants or other outside advisors, a “protective” IRS Form 8886 with respect thereto.

Section 10.04 Tax Matters Partner. The General Partner shall be designated on the Partnership’s annual U.S. Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Code. Each person (for purposes of this Section 10.03, called a “Pass-Thru Partner”) that holds or Controls an interest as a Partner on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial Interests holding such Interests through such Pass-Thru Partner. In the event the Partnership shall be the subject of an income tax audit by any U.S. Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

Section 10.05 Reports to Current Partners. The Limited Partners will receive unaudited reports of the Partnership’s general performance at least monthly, as well as annual audited financial statements. Limited Partners may request additional information and reporting that other Limited Partners do not request. The General Partner may, in its sole discretion, choose to provide such information to such Limited Partners and may choose to not provide or offer (and has no obligation to provide or offer) the information to other Limited Partners.

Section 10.06 Reports to Partners and Former Partners. The Partnership shall prepare and make available, or cause its accountants to prepare and make available, to each

Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or former Partner (or such Partner’s legal representatives) to prepare its U.S. Federal income tax return in accordance with the laws, rules and regulations then prevailing.

ARTICLE XI

VALUATION

Section 11.01 Valuation of Assets and Liabilities.

(a) The assets and liabilities shall be valued in accordance with the Investment Manager’s valuation policy.

(b) All other assets of the Partnership (except goodwill, which shall not be taken into account) and liabilities shall be assigned such value as the General Partner may reasonably determine.

(c) If the General Partner determines that the valuation of any asset or liability does not fairly represent fair value, the General Partner shall value such asset or liability as it reasonably determines and shall set forth the basis of such valuation in writing in the Partnership’s records.

(d) All values assigned to assets and liabilities by the General Partner shall be final and conclusive as to all of the Partners.

ARTICLE XII

MISCELLANEOUS

Section 12.01 General. This Agreement: (i) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Partners; and (ii) may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; provided, however, that each such counterpart shall have been executed by the General Partner or its delegate.

Section 12.02 Power of Attorney. Each of the Partners hereby appoints the General Partner as its true and lawful representative, agent and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required under the Act;

(b) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

(c) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable Federal, state or local law.

The power of attorney hereby granted by each of the Limited Partners is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner; provided, however, that such power of attorney shall terminate upon the substitution of another limited partner for all of such Limited Partner’s Interest or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

Section 12.03 Confidentiality. In connection with the organization of the Partnership and its ongoing business, the Limited Partners may receive or have access to information concerning the business and affairs of the Partnership, the General Partner, the Investment Manager or its Affiliates that the General Partner in its sole discretion reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in its sole discretion believes is not in the best interests of the Partnership or its Affiliates, or could damage the Partnership, the General Partner, the Investment Manager or its Affiliates or their respective businesses, or which the Partnership, the General Partner, the Investment Manager or its Affiliates are required by law or agreement with a third party to keep confidential, including any information relating to the Partnership’s financial and investment strategy (e.g., portfolio positions, trades and contemplated trades); all notices, letters and other communications whether written or oral between the Partnership, the General Partner, the Investment Manager or its Affiliates and any Limited Partner; the names and addresses of each of the Partners and their initial and subsequent Capital Contributions (collectively, the “Confidential Information”). Subject to permissions granted under any side letter between a Partner and the General Partner, each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Interest or for purposes of filing such Limited Partner’s tax returns) or disclose to any Person, any Confidential Information except to its authorized representatives on a need to know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process. Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Limited Partner shall use its reasonable best efforts to notify the General Partner of such disclosure. Prior to any disclosure to any authorized representative of a Limited Partner, such Limited Partner must advise such authorized representative of the obligations set forth in this Section 12.03. Notwithstanding anything in this Agreement to the contrary, each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership and (ii) any of the Partnership’s transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that “tax treatment” and “tax structure” do not include the name or the identifying information of the Partnership or the parties to a transaction. Each Limited Partner agrees that the General Partner has the right to keep confidential from the Limited Partners, for such period of time as the General Partner in its sole discretion, exercised in good faith, deemed reasonably necessary to protect the interests of the Partnership, any Confidential Information.

Section 12.04 Amendments. This Agreement may be modified or amended at any time and from time to time by the written consent of a Majority-In-Interest of the Limited Partners, and the affirmative vote of the General Partner. Without the consent of the Limited Partners, the General Partner may amend this Agreement to: (i) reflect a change in the name of the Partnership; (ii) change the provisions relating to the Carried Interest so that such provisions conform to the applicable requirements of the Securities and Exchange Commission and other regulatory authorities, so long as such amendment does not increase the Carried Interest that otherwise would be made with respect to a Limited Partner; (iii) make any change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or non-U.S. jurisdiction, or ensure that the Partnership will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for Federal tax purposes; (iv) make any change that does not adversely affect the Limited Partners in any material respect; (v) make any change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in such agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of such agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (vi) correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not increase the authority of the General Partner in any material respect or adversely affect the Limited Partners in any material respect; (vii) make any change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any U.S. Federal, state or non-U.S. governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (viii) prevent the Partnership from in any manner being deemed an “investment company” subject to the provisions of the Investment Company Act; or (ix) make any other amendments similar to the foregoing. No amendment may be made without the consent of a Limited Partner that would adversely effect its rights to distributions pursuant to this Agreement or would amend the provision of this Section 12.04. A Feeder Fund shall divide its Partnership Percentages for purposes of exercising any consent rights under this Section 12.04.

Section 12.05 Choice of Law. Notwithstanding where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

Section 12.06 Consent to Jurisdiction. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

Section 12.07 Tax Elections. The General Partner may, in its sole discretion, cause the Partnership to make or revoke any tax election which the General Partner deems appropriate, including, without limitation, an election pursuant to Section 754 of the Code.

Section 12.08 Partner Tax Basis. Upon request of the General Partner, each Partner agrees to provide to the General Partner information regarding its adjusted tax basis in its Interest along with documentation substantiating such amount.

Section 12.09 No Third Party Rights. Except for Section 3.07 and Section 3.08, the provisions of this Agreement, including, without limitation, the provisions of Section 4.02, are not intended to be for the benefit of any creditor or other Person (other than the Partners in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect of any debt, liability or obligation (or otherwise), including, without limitation, any debt, liability or obligation pursuant to Section 4.02, against the Partnership or any Partner.

Section 12.10 Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) or by facsimile. All notices to the Partnership shall be addressed to its principal office and place of business (if delivered personally or by post), to notices@eminencecapital.com (if sent by e-mail) or to facsimile number (212-418-2150) for the attention of “General Counsel” (if sent by facsimile). All notices addressed to a Partner shall be addressed to such Partner at the address set forth on the books and records of the Partnership. Any Partner may designate a new address by notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when sent, if e-mailed on a Business Day; the next Business Day following the day on which the e-mail is sent if e-mailed on a day that is not a Business Day; when receipt is acknowledged, if facsimiled on a Business Day; and the next Business Day following the day on which receipt is acknowledged if facsimiled on a day that is not a Business Day.

Section 12.11 Goodwill. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the General Partner.

Section 12.12 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

Section 12.13 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

Section 12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart. The signature of a party on any counterpart that is transmitted by facsimile or via .pdf to another party or legal counsel for another party shall be deemed an original signature binding upon the executing party and acceptable to all other parties.

Section 12.15 Entire Agreement. This Agreement, including all schedules appended hereto, constitute the entire understanding and agreement of the Partners as to the operation of the Partnership and supersedes any other agreement relating to the operation of the Partnership.

Section 12.16 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 12.17 Waiver. No provision hereof shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

Section 12.18 No Agency. Nothing contained in this Agreement shall be construed to establish any Partner as the agent of another Partner, except as specifically provided in this Agreement or by law, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities other than as specifically set forth herein.

Section 12.19 Equitable and Injunctive Relief. The Partners acknowledge that (a) the provisions of Section 12.03 hereof are intended to preserve the unique relationship between the Partners and (b) the provisions of Section 12.03 are intended to preserve the value and goodwill of the Partnership’s business; and that, in the event of a breach or a threatened breach by any Partner of its obligations under Section 12.03, the others will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner, the other Partners shall be entitled to such equitable and injunctive relief as may be available to restrain such Partner and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing herein shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

GENERAL PARTNER:

EMINENCE GP, LLC

By:	/s/ Ricky C. Sandler
Name:	Ricky C. Sandler
Title:	Managing Member

INITIAL LIMITED PARTNER:

By:	/s/ Ricky C. Sandler
Name:	Ricky C. Sandler

LIMITED PARTNERS:

EC CO-INVEST FEEDER A, LP, acting by its general partner, EMINENCE CO-INVEST GP, LLC

By:	/s/ Ricky C. Sandler
Name:	Ricky C. Sandler
Title:	Managing Member

EC CO-INVEST FEEDER B, LP, acting by its general partner, EMINENCE CO-INVEST GP, LLC

By:	/s/ Ricky C. Sandler
Name:	Ricky C. Sandler
Title:	Managing Member